UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: July 17, 2009

Exact Name of Registrant as Specified in Its Charter	Commission File Number	I.R.S. Employer Identification No.
Hawaiian Electric Industries, Inc.	1-8503	99-0208097
Hawaiian Electric Company, Inc.	1-4955	99-0040500

State of Hawaii

(State or other jurisdiction of incorporation)

900 Richards Street, Honolulu, Hawaii 96813

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:

(808) 543-5662—Hawaiian Electric Industries, Inc. (HEI)

(808) 543-7771—Hawaiian Electric Company, Inc. (HECO)

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

A. HECO 2009 test year rate case

The following is an update to the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Electric utility” under “Most recent rate requests—HECO 2009 test year rate case,” which is incorporated herein by reference to pages 58-59 of HEI’s and HECO’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, and to HEI’s and HECO’s Current Reports on Form 8-K dated May 15, 2009 and July 2, 2009.

On July 2, 2009, the Public Utilities Commission of the State of Hawaii (PUC) issued an interim decision and order (D&O) in HECO’s 2009 test year rate case proceeding. The interim D&O approved a rate increase for interim purposes, but directed that adjustments be made to reduce the increase reflected in HECO’s statement of probable entitlement (which was based on what was agreed to by the parties in the Settlement Agreement) for several items.

Based on the adjustments, HECO calculated the interim increase amount at $61.1 million annually or a 4.7% increase and submitted the information to the PUC on July 8, 2009. The interim increase amount is based on a return on average common equity of 10.50% agreed to by the parties for purposes of the interim decision only, and an 8.45% return on average rate base of $1.169 billion. The Consumer Advocate and the Department of Defense had the opportunity to file comments on HECO’s calculated interim increase amount within five days.

On July 15, 2009, in responding to HECO’s calculations, the Consumer Advocate stated that HECO’s proposed adjustments were conservatively prepared, that HECO’s revised schedules were in general compliance with the PUC’s interim D&O, and that it did not object to HECO’s filing. The Consumer Advocate also identified Hawaii Clean Energy Initiative (HCEI)-related costs of $1.5 million that were included in the settlement agreement and HECO’s statement of probable entitlement that it believed could be subject to interpretation as to whether they should be included in the interim rate relief under the D&O. HECO filed a response providing an explanation supporting the inclusion of these costs in its original interim increase calculations. The Department of Defense did not file any comments on HECO’s interim increase calculations.

In the interim D&O, the PUC indicated the parties are allowed to provide additional testimonies regarding the items excluded from the statement of probable entitlement and requested additional testimonies on certain issues by July 20, 2009. HECO provided testimonies on those issues on July 20, 2009. On July 17, 2009, the PUC rescheduled the evidentiary hearing that was originally scheduled to begin the week of August 10, 2009 to instead begin the week of October 26, 2009.

Management cannot predict or provide any assurances concerning the ultimate amount and the timing for implementing the interim increase or the timing or ultimate outcome of HECO’s 2009 test year rate case proceeding.

B. Moody’s Investors Service’s (Moody’s) rating action

The following is an update to the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under “Liquidity and capital resources,” which is incorporated herein by reference to pages 45-48 and 72-75 of HEI’s and HECO’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, and to HEI’s and HECO’s Current Report on Form 8-K dated July 2, 2009.

On July 20, 2009, Moody’s issued a news release in which it indicated it had changed HEI and HECO’s rating outlook to negative from stable, affirmed the long-term and short-term (commercial paper) ratings of HEI and HECO, and assigned a Baa1 rating to the $150 million senior unsecured special purpose revenue bonds due 2039 planned to be issued by the Department of Budget and Finance of the State of Hawaii on behalf of HECO and Hawaii Electric Light Company, Inc.

“This rating outlook change to negative reflects a weakened service territory economy, which may be influencing the outcome of state regulatory decisions, at a time when the company’s capital investment program is substantial,” said Moody’s Senior Vice President A.J. Sabatelle.

Moody’s news release further stated, in part, as follows:

“The impact of a weakened service territory economy has reduced electric demand and usage resulting in lower kilowatt hour (kWh) sales and financial performance. . . . While 12 months ended 3/31/2009 financial results were moderately weaker than year-end 2008 results, Moody’s expects this trend to continue for the intermediate term. . . .

“The rating outlook change to negative at HEI reflects all of the above outlined issues at HECO, the company’s high dividend payout ratio, and the high degree of dependency at HEI from the Hawaiian economy as HEI’s other large subsidiary is American Savings Bank F.S.B. . . .

“The rating affirmation at HECO and at HEI reflects the fact that notwithstanding the issues outlined above, both companies financial metrics are reasonably positioned in their respective rating category. . . .”

Credit ratings reflect only the view of the applicable rating agency at the time the ratings are issued, from whom an explanation of the significance of such ratings may be obtained. Such ratings are solely statements by the rating agencies of their opinions and are not recommendations to buy, sell or hold any securities; such ratings may be subject to revision or withdrawal at any time by the rating agencies; and each rating should be evaluated independently of any other rating.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized. The signature of the undersigned companies shall be deemed to relate only to matters having reference to such companies and any subsidiaries thereof.

HAWAIIAN ELECTRIC INDUSTRIES, INC. (Registrant)	HAWAIIAN ELECTRIC COMPANY, INC. (Registrant)

/s/ James A. Ajello	/s/ Tayne S. Y. Sekimura
James A. Ajello	Tayne S. Y. Sekimura
Senior Financial Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer of HEI)	Senior Vice President, Finance and Administration (Principal Financial Officer of HECO)
Date: July 21, 2009	Date: July 21, 2009

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